United States

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

September 14, 2022

Date of Report (Date of earliest event reported)

Blockchain Moon Acquisition Corp.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-40922	86-1839124
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4651 Salisbury Road, Suite 400 Jacksonville, FL	32256
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (424) 262-6097

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	BMAQ	The Nasdaq Stock Market LLC

Redeemable Warrants, each exercisable for one-half of one share of Common Stock at an exercise price of $11.50	BMAQW	The Nasdaq Stock Market LLC

Rights, each to receive one-tenth of one share of Common Stock	BMAQR	The Nasdaq Stock Market LLC

Units, each consisting of one share of Common Stock, one Right and one Redeemable Warrant	BMAQU	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective September 14, 2022, Blockchain Moon Acquisition Corp. (“BMAC”) appointed John P. Hopkins and Carl J. Johnson as new independent directors for BMAC.

Mr. Hopkins has 40 years of experience in accounting, finance and operations, business turnarounds, acquisitions and divestitures, debt restructuring, and information technology. Most recently, Mr. Hopkins served as the President and Chief Executive Officer of Professional Security Broadband Inc., a privately held integrated security, managed services, and business intelligence systems provider to Fortune 500 corporations. As President and Chief Executive Officer, he was responsible for organically growing revenue from $18 million in 2012 to $75 million in 2021 and drove the creation of PSB Exero, an industry-disrupting private cloud-based business intelligence tool that provides a NIST level of system documentation and cyber-defenses for security. Mr. Hopkins began his career in the Big 4 public accounting firm PricewaterhouseCoopers, where he rose to the level of Audit Manager. Mr. Hopkins was subsequently employed in roles of Senior Manager of ARCO Chemical Company (NYSE: ACC), Vice President Finance of Cambrex Corporation (NYSE: CBM), Chief Financial Officer of Measurement Specialties, Inc. (NASDAQ: MEAS) and Chief Financial Officer of Henry Brothers Electronics (NASDAQ: HBE). Mr. Hopkins also has extensive experience in creating scalable enterprise automation platforms, as well as in leading business and accounting process reengineering and turnarounds. Along with his executive career, Mr. Hopkins served on the board of directors of Professional Security Broadband Inc. from 2011 to 2021 and on the Felician University School of Business Advisory Board from 2019 to 2021. He is also a member of the American Institute of Certified Public Accountants. In addition, Mr. Hopkins currently teaches at New York University Leonard N. School of Business, Seton Hall University Stillman School of Business, Seton Hall University School of Law and previously at Felician University School of Business. Mr. Hopkins holds an MBA from Villanova University and a Bachelor’s Degree in accounting from West Chester University.

Mr. Johnson has over 40 years of marketing and sales experience in consumer healthcare. In 2019, Mr. Johnson founded Four Peaks Insight, LLC, a business development and executive coaching business. He is also currently serving as a member of ExecHQ, an executive advisory firm. Previously, Mr. Johnson served as President and Chief Executive Officer and as a member of the Board of Directors of Entia Biosciences, Inc., a clinical stage biotechnology company engaged in the development of pharmaceutical-grade organic compounds, from August 2015 to November 2017. Mr. Johnson served as President and Chief Executive Officer and as a member of the Board of Directors of Matrixx Initiatives, Inc., a marketer of over-the-counter (“OTC”) healthcare products, from July 2001 until October 2008, and again as a member of the Board of Directors of Matrixx Initiatives from February 2011 to February 2014. From 1993 to 2001, Mr. Johnson was Vice President, Commercial Development with Perrigo Company, a leading manufacturer of OTC pharmaceutical and nutritional products for the store brand market. Prior to that, Mr. Johnson held a number of high-level marketing and sales positions at Johnson & Johnson from 1973 to 1989, including the position of V.P. Marketing & Sales for Vistakon, a Johnson & Johnson Company. He also held the position of Director of Marketing for Johnson & Johnson Baby Products Company. Prior to joining Johnson & Johnson, Mr. Johnson was an account executive at Compton Advertising, servicing Procter & Gamble. Mr. Johnson was a member of the Board of Directors of Scolr Pharma, Inc. from 2010 to 2013, including as Chairman from 2011 to 2013. Mr. Johnson also previously served on the boards of the Generic Pharmaceutical Association and the Consumer Healthcare Products Association. Mr. Johnson holds a Master’s of Business Administration — Marketing from Fairleigh Dickinson University and a Bachelor’s of Science in Economics from Wagner College.

The board of directors of BMAC has affirmatively determined that Mr. Hopkins and Mr. Johnson each meet the applicable standards for independence under the rules of The Nasdaq Stock Market LLC.

Mr. Hopkins and Mr. Johnson will each receive cash compensation for their service on the board of directors in an amount equal to $50,000, payable in two installments.

In connection with their appointment to the board of directors, Mr. Hopkins and Mr. Johnson are each expected to enter into BMAC’s standard form of indemnity agreement for directors and officers and joinder agreements to be bound by the same provisions of that certain Insider Letter Agreement, dated October 18, 2021, by and between BMAC and each of BMAC ’s officers, directors and initial stockholders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 19, 2022

BLOCKCHAIN MOON ACQUISITION CORP.

By:	/s/ Enzo A. Villani
Name:	Enzo A. Villani
Title:	Chief Executive Officer